Exhibit 10.17

Fuzhou Municipal Government Procurement Contract

Preparation Description

1. The contract shall be signed in accordance with the Government Procurement Law of the People's Republic of China and the Contract Law of the People's Republic of China.

2. When signing the contract, both Purchaser and Winning Bidder shall fill in the corresponding contents in the light of the requirements of Chapter V of the Bidding Document. Where relevant requirements are given in Chapter V of the Bidding Document, neither party shall change or adjust such requirements; where no relevant requirements are given in Chapter V of the Bidding Document, both parties can agree on them through friendly negotiation.

Party A: Fuzhou Second Hospital

Party B: Fuzhou Yukai Trading Co., Ltd.

Based on the bidding result of the Medical Equipment Fixed Assets Management Project numbered [350100]ZXFZ[GK]2020001(hereinafter referred to as "the Project"), the winning bidder of the Project is Party B. Now, both parties have concluded this contract through friendly consultation on the following matters:

1. The following documents shall be deemed to be construed as an integral part of this contract:

1.1 Contract terms;

1.2 Bidding Document and Party B's Tending Document;

1.3 Other documents or materials: ☒ none.

2. Subject matter of the contract

Package No.	Item No.	Item Code	Item Name	Product Name	Quantity	Unit of Measurement	Type of Place of Origin	Unit Price	Amount	Brand	Model, Specifications, etc.	Product Nature
1	1-1	C0505	Medical Equipment Repair & Maintenance Services	Medical Equipment Repair & Maintenance Services	3	Year	Domestic	¥12,978,000. 00	¥38,934,000. 00	/	/	None
Total:				¥38,934,000. 00

3. Total contract amount

3.1 The total contract amount in word is CNY THIRTY-EIGHT MILLION NINE HUNDRED AND THIRTY-FOUR THOUSAND ONLY (¥38,934,000.00).

4. Time, place and conditions of delivery of the subject matter of this contract

4.1 Delivery time: the service term is three years counted from the signing of this contract. The contract is signed once a year in the mode of 1+1+1. Based on Winning Bidder's service performance in Purchaser, if there is no major violation or satisfaction meets the level required by Purchaser, the contract will be postponed year by year until the end of the three-year service term; if there is no major violation or satisfaction fails to meet the level required by Purchaser, Purchaser will have the right to terminate the contract for the next year. In the event of policy adjustment or financial budget cutoff, Purchaser will have the right to terminate the contract without bearing any liability for compensation.

4.2 Place of delivery: No. 47, Shangteng Road, Cangshan District, Fuzhou City, Fujian Province;

4.3 Delivery conditions: the Project is accepted.

5. The subject matter of the contract shall comply with the provisions or agreements of the following Bidding Document and Party B's Tending Document:

Subject to Bidding Document with bidding No. [350100]ZXFZ[GK]2020001 and relevant documents.

6. Acceptance

6.1. The acceptance shall be carried out according to the provisions or agreements of the following Bidding Document and Party B's Tending Document:

Subject to Bidding Document with bidding No. [350100]ZXFZ[GK]2020001 and relevant documents.

6.2 Whether any other bidders are invited to participate in the acceptance of the Project?

No

7. The payments under this contract shall comply with the requirements of Bidding Document, and details are as follows:

Payment Stage	Payment Proportion (%)	Note to Payment Stage
1	100	Payment by quarter (in equal amount according to the actual result of assessment)

8. Performance bond

None.

9. Contract term: the service term is 3 years. The contract is signed in the mode of 1+1+1 once a year.

The contract is valid for one year, which is counted from May 12, 2021 to May 11, 2022.

10. Liability for breach of contract

10.1 If this contract cannot be signed on time for Party B's reason, it shall be deemed as Party B's breach of contract. In case such breach of contract causes losses to Party A, Party B shall pay corresponding compensation separately.

10.2 After signing this contract, if Party B requests to terminate the contract, it shall be deemed as Party B's breach of contract, and if any losses are caused to Party A thereby, Party B shall pay corresponding compensation.

10.3 In case any major quality accident is caused due to Party B, in addition to Party B's liability for compensation under the contract, relevant quality management measures shall also be taken. Meanwhile, Party A may reserve the right to replace Party B and report to relevant administrative departments for punishment.

10.4 In the event of a fatal safety accident, in addition that relevant national safety management regulations and Party A's relevant safety management measures shall be implemented, it shall also be reported to relevant competent administrative departments for punishment; in the event of a major safety accident or an extraordinarily serious safety accident, in addition that relevant national safety management regulations and Party A's relevant safety management measures shall be implemented, Party A shall have the right to terminate the contract, while Party B shall bear the liability for compensation for all losses caused to Party A thereby.

10.5 After the liability for breach of contract is made clear, Party B shall pay liquidated damages and compensation within seven days after receiving the written notice.

11. Intellectual property rights

11.1 The subject matter of this contract provided by Party B shall be in line with the provisions of national intellectual property laws and regulations and shall not be a counterfeit or shoddy product; besides, Party B shall ensure that Party A will not be accused by a third party of infringing intellectual property rights related to patents, trademarks or industrial design. If any third party initiates such an accusation, it shall have nothing to do with Party A, and Party B shall negotiate with such third party and bear all possible legal liabilities, costs and consequences; in case Party A suffers losses as a result, Party B shall compensate for such losses.

11.2 If the subject matter of this contract provided by Party B does not comply with the provisions of national intellectual property laws and regulations or is recognized as a counterfeit or shoddy product by relevant competent authorities, Party B's bid winning qualification will be canceled, and Party A will also deal with it in accordance with relevant laws, regulations and rules, specifically, Bidding Document with bidding No. [350100]ZXFZ[GK]2020001 and relevant documents.

12. Dispute resolution

12.1 Both parties shall settle any dispute through negotiation.

12.2 If negotiation fails, either party may settle it through one of the following ways:

☐  Submit to the Arbitration Commission for Arbitration, specifically, the Arbitration Commission of the place where Party A is located for arbitration.

☒  Bring a lawsuit to the people's court, specifically, the people's court with jurisdiction at the place where Party A is located.

13. Force majeure

13.1 In case of breach of contract due to force majeure, the party suffering from such force majeure event shall timely notify the other party of the reason why it can not perform or fully perform the contract, and shall provide the other party with sufficient evidence proving the occurrence and duration of such event within 15 days after obtaining certification from relevant competent authorities. Based on the above behaviors, the party suffering from the force majeure event is allowed to delay performing, partially perform or be free of performing the contract, and may be exempted from the liability for breach of contract in part or in whole as appropriate.

13.2 Force majeure alleged in this contract refers to unforeseeable, unavoidable and insurmountable objective conditions, including but not limited to natural disasters such as earthquake, typhoon, flood and fire, government actions, legal provisions or changes in their application, or any other unforeseeable, unavoidable or uncontrollable events.

14. Contract terms

I. Project overview

1. The service project under this contract is the asset management service for existing medical equipment of Fuzhou Second Hospital (excluding equipment maintenance promised by manufacturers within the warranty period) and new medical equipment (of which new equipment with a unit price of more than 2 million yuan will be provided with a supplemental agreement concluded between both parties through friendly negotiation after the end of manufacturer's warranty period to be included into Party B's service as new items) and some non-medical equipment (oxygen supply system, call system and laminar flow system) of Fuzhou Second Hospital during the performance of the contract.

2. Scope of service: all outsourced equipment (which can operate normally after testing) will be provided with complete machine warranty service including maintenance of various parts (including vulnerable parts), such as magnets and coils of nuclear magnetic resonance equipment, detectors of CT equipment, flat panel detectors or image intensifiers of DRs or c-arm-x-ray machines or DSA devices, ECT-included crystals and detectors of nuclear medicine equipment, probes, batteries and sleeves of ultrasonic equipment, bulb tubes and testing bulbs of imaging devices, etc., regular replacement of primary, medium and high-efficiency filter screens of laminar flow systems, provision of corresponding qualifications for equipment quality control, measurement and inspections of call system, negative pressure system, oxygen supply center, assistance in providing standby machines for various meeting support tasks undertaken by Party A and completing other relevant work assigned by Party A's equipment department, etc.

3. Contract time: within three months after the formal signing of the contract after the announcement of bid winning, if Party B is found unable to perform the contract, Party A may terminate the contract. In case any losses are caused to Party A thereby, Party B shall also bear corresponding liability for compensation.

4. Where the state and relevant departments introduce new policies or make new requirements for equipment management during the execution of the contract, the service provider shall cooperate with Party A in improving relevant equipment management.

5. Party B shall not subcontract the service under this contract to others. In case of subcontracting, Party A shall have the right to terminate the contract and investigate corresponding legal liabilities.

II. Technology and Services

1. Preparation of systems

Prepare practical and feasible maintenance procedures, and establish the maintenance system, inspection system and quality control system for medical equipment, post responsibility system at all levels, emergency response plan, etc. Prepare relevant procedures including type of equipment maintained, equipment maintenance cycle, maintenance items, specific operation measures, matters needing attention and so on. Draw up corresponding plans, implement them strictly and keep relevant records.

2. Organization of the list of all medical equipment

After making an inventory of and checking Party A's assets, Party B shall prepare the list of medical equipment of the whole hospital and the classified list of medical equipment of each department, enter them into the independent medical asset management software system provided by Party B, and conduct asset clearance and capital verification through the medical asset management software system once a year.

3. Regular inspection of all medical equipment as required by Party A

3.1 Inspection requirements: Party B's equipment maintenance personnel shall make an all-round inspection of in-use medical equipment of the whole hospital and keep corresponding records for future reference on a monthly basis. For first aid and life equipment of key departments (emergency department, ICU, RICU, operating room, delivery room), inspection one by one shall be conducted every 15 days. Once any hidden danger is found, it shall be solved in time, and at the same time the time of medical equipment of the whole hospital shall be calibrated.

3.2 Inspection and maintenance cycle: Party B's equipment maintenance personnel shall comprehensively supervise and inspect the equipment of the whole hospital quarterly, including inspecting running environment (prevention from static electricity, dust, moisture corrosion, mildew, etc.) and water, electrical and gas circuits of all medical equipment and checking and verifying equipment operations and wear, maintain the equipment, find potential problems in time, put forward improvement and maintenance measures, and make targeted preparations before maintenance, so as to improve the repair quality and shorten the repair time.

3.3 The keepers or operators of medical equipment of the hospital shall inspect the basic condition of medical equipment every day. If any problem is found, Party B's maintenance personnel shall respond immediately and conduct a key inspection of the reflected problem for solution in time.

4. Preparation of a preventive maintenance plan as required by Party A

Make clear specific contents and cycles of preventive maintenance for medical equipment of the whole hospital, establish relevant scheduling and processes, implement preventive maintenance according to the plan and keep corresponding records, and after a period of time, evaluate and analyze the current PM system timely, and adjust and modify it when necessary.

5. Implementation of classified maintenance

5.1 Routine maintenance: in order to ensure the normal use of instruments and equipment, Party B shall dedust and clean them based on their performance requirements and the Classified Maintenance Cycle Requirements for Medical Equipment, conduct performance testing, timely check and replace vulnerable parts, and check the voltage stabilization and grounding conditions of the equipment. Detailed contents of preventive maintenance shall include:

① Appearance inspection: first check whether all buttons, switches, connectors and sockets of instruments are loose or misplaced, whether the contacts between plugs and sockets are oxidized, rusted or poor, whether power cables are aging, whether heat dissipation and exhaust functions are normal, and whether various kinds of grounding and pipes are well-connected.

② Cleaning and maintenance: cleaning of surface and internal electrical and mechanical parts of instruments, including washing of filter screens and relevant pipes, sterilization and cleaning of relevant plugs and sockets to avoid poor contacts, and lubrication of necessary mechanical parts.

③ Replacement of vulnerable parts: timely replace the parts that are not qualified because of the expiration of their service life or performance degradation or the parts that should be regularly replaced as required in their operation manuals, so as to eliminate obvious and potential faults of the equipment and prevent possible expansion of faults or failure of complete machines.

④ Functional checks: check whether indicator lights and indicators are normal at bootup. Enter function settings by adjusting and setting each switch button in order to check whether basic functions of the equipment are normal. Check whether all alarm functions of the equipment are normal through simulation test.

⑤ Performance test and calibration: test the voltage stabilizing value of each DC power supply and the voltage values or waveforms of main test points in the circuit, and carry out necessary calibration and adjustment as required in the manual, so as to ensure that all technical indicators of the instrument meet standards and the quality of the instrument in medical diagnosis and treatment is good.

⑥ Safety inspection:

Electrical safety inspection: check whether various leads, plugs and connectors are damaged, whether ground leads are firm, and whether ground resistance and leakage current are within the allowable limits.

Mechanical inspection: check whether frames are firm, whether mechanical operations are normal, and whether connecting parts are loose, falling off or broken.

5.2 Level I maintenance shall be implemented by Party B's instrument maintenance personnel according to the Classified Maintenance Cycle Requirements for Medical Equipment, mainly including internal cleaning, checking of abnormalities in sound, humidity, indicator lights, etc., local inspection and adjustment, interior machine dedusting, cleaning of potentiometers relating to oxide layers of circuit board feet and dedusting of light paths of optical medical equipment.

5.3 Level II maintenance is preventive repair, which shall be carried out jointly by equipment maintenance and repair personnel, including inspection of main parts or main components of the equipment, accuracy adjustment, replacement of mechanical vulnerable parts that have reached the limits of wear if necessary, and sampling inspection of some electronic components in performance deterioration (including potentiometers, capacitors, resistors, etc.) for advance replacement.

5.4 All equipment of key departments must be subject to measures for level II maintenance (preventive repair, including inspection of main parts or main components of the equipment, accuracy adjustment, and replacement of vulnerable parts if necessary). First aid equipment must be subject to the plug-in test to ensure that such equipment is in normal operation. Different equipment must be maintained according to the Classified Maintenance Cycle Requirements for Medical Equipment. On the premise of not affecting the normal work of departments, the maintenance of the equipment of operating rooms is mainly carried out during non working hours, and that of ICU and emergency department is carried out in turn when the equipment is idle, and is kept on record.

5.5 Level III maintenance is preventive maintenance (PM). Party B's engineers with relevant qualifications shall carry out preventive maintenance of the equipment based on the risk assessment results of medical equipment. The equipment included in the list of all medical equipment shall be subject to PM, which is defined as follows.

5.5.1 Level III equipment: equipment with a risk assessment value of more than 13 points (high-end imaging equipment, equipment of operating rooms or key departments, etc.)

① Maintenance interval: once a quarter.

② Personnel qualifications: manufacturers' engineers or engineers authorized with manufacturers' qualifications.

③ Report issuance: the written reports of Party B's maintenance records shall be submitted to the equipment management department of the hospital (signed by qualified engineers).

④ PM label: pasted on the equipment (specifying inspection time, inspector, next inspection time).

⑤ PM content: follow the SOP for preventive maintenance.

⑥ Enter PM reports into the equipment asset management system and fill in the paper files of equipment maintenance.

5.5.2 Level II equipment: equipment with a risk assessment value of 12-13 points (middle and low-end imaging equipment, inspection and detection equipment, etc.)

① Maintenance interval: once every half a year, which can be adjusted at any time according to the actual situation.

② Personnel qualifications: maintenance technicians who have graduated from medical equipment-related majors and have got more than 3 years of work experience in medical equipment maintenance.

③ Report issuance: the written reports of Party B's maintenance records shall be submitted to the equipment management department of the hospital (signed by qualified engineers).

④ PM label: pasted on the equipment (specifying inspection time, inspector, next inspection time).

⑤ PM content: follow the SOP for preventive maintenance.

⑥ Enter PM reports into the equipment asset management system and fill in the paper files of equipment maintenance.

5.5.3 Level I equipment: equipment with a risk assessment value of 7-11 points (including non-medical contact equipment, etc.)

① Maintenance interval: once a year.

② Personnel qualifications: maintenance technicians who have graduated from medical equipment-related majors and have got more than 3 years of work experience in medical equipment maintenance.

③ The written reports of Party B's maintenance records shall be submitted to the equipment management department of the hospital (signed by qualified engineers).

④ PM label: pasted on the equipment (specifying inspection time, inspector, next inspection time).

⑤ PM content: follow the SOP for preventive maintenance.

⑥ Enter PM reports into the equipment asset management system and fill in the paper files of equipment maintenance.

The inspection results shall be transformed into reports and then submitted to the equipment department of the hospital. When necessary, the process of bidder's maintenance may be supervised.

6. Provide the equipment department of the hospital with the Summary List of Conditions of All Equipment in the Hospital (including equipment operating status, preventive maintenance, quality control, maintenance and repair conditions, cost of repair parts, acceptance of new equipment, etc. of each department of the hospital).

7. Requirements for maintenance:

7.1 All medical equipment included in the scope of warranty shall be provided with complete machine warranty service including high-value consumables such as equipment parts.

7.2 The labor and spare parts involved in all medical equipment included in the scope of warranty within the warranty period shall be borne by Party B by providing maintenance services without limit of times and replacing the spare parts that need to be replaced without limit of quantity.

7.3 The hospital shall set up a permanent repair hotline for 24-hour answering service.

7.4 Party B shall set up a permanent 400/800 repair hotline to ensure smooth requests for repair.

7.5 All medical equipment included in the scope of warranty shall be labeled with the QR code of mobile App, specifying basic information about the equipment, responsible engineer, engineer's mobile phone number, repair hotline, supervision call and other information.

7.6 Repair response

7.6.1 For each piece of equipment to be guaranteed by its original manufacturer, after receiving the request for repair, Party B shall notify the original manufacturer within 30 minutes and timely feedback the fact to the equipment management department of the hospital. Party B and the equipment management department shall jointly supervise and urge the technicians of the original manufacturer to arrive at the site within the time required by the original manufacturer's warranty contract.

7.6.2 For each piece of equipment not to be guaranteed by its original manufacturer, Party B shall respond on site within 1 working hour or 2 non-working hours after receiving the request for repair. In case of rescue or emergency, Party B shall arrive at the site immediately and solve the problem in time.

7.7 The service center residing in the hospital shall prepare the inventory of common spare parts and common wearing parts.

7.8 The service center residing in the hospital shall establish a maintenance platform keeping professional service kids (one set for each engineer) and welding tools. Professional ground power lead detection equipment shall also be available

7.9 On-site service engineers shall dress uniformly and behave professionally and politely, without adversely affecting on the daily medical activities of the hospital.

7.10 Operation rate guarantee:

Each piece of equipment to be guaranteed by its original manufacturer shall be subject to the original manufacturer's contract. In addition to the original manufacturer's equipment maintenance, assessments shall also be carried out. Operation rate = operation days of the equipment in a year or 365 days. The operation rate of first aid equipment or the only equipment facing the whole hospital shall be ≥ 96% (based on 365 days and the equipment with a service cycle of less than 8 years). The operation rate of each of several similar replaceable devices in the hospital shall be 95%. Operation rate shall be included in equipment management evaluation items.

7.11 Equipment repair rate: monthly assessment, which is calculated based on one month from the time of request for repair.

Equipment with a service cycle of 5 years or below	100%
Equipment with a service cycle of 6-10 years	95%
Equipment with a service cycle of above 10 years	90%

Note: if the imaging equipment with a service cycle of above 10 years or any other equipment with a service cycle of above 8 years can not be repaired due to the production suspension and irreplaceability of original manufacturer's parts, once confirmed by Party A, such equipment may not be included in the evaluation standard.

7.12 The overall failure repair time of the equipment shall be less than 3 days, and evaluation is based on a natural year.

7.13 The repair rate of the equipment with the same failure shall be less than 10%, and evaluation is based on a natural year.

7.14 Spare parts guarantee:

7.14.1 All replacing spare parts meet the operation standards of the complete machine, which are subject to their original manufacturers' quality requirements;

7.14.2 All replacing spare parts that may affect or change the performance of the equipment must come from their original manufacturers. All of them shall be traceably sourced, and must be purchased from qualified suppliers with complete certificates, without harm to the equipment;

7.14.3 All replacing spare parts from importing channel shall be legally imported and meet the requirements of laws and regulations;

7.14.4 The arrival time of spare parts of high-value consumables shall not exceed 7 days. The damage of high-value consumables shall be reported to the equipment management department of the hospital for filing within 24 hours, with detailed goods preparation and logistics attached;

7.14.5 All medical equipment included in the scope of warranty shall be measured and tested by Fujian Metrology Institute or units qualified for measurement and testing, and the intact rate of first aid equipment shall be 100%. The qualification rate of other equipment shall be above 95% each time, and unqualified equipment shall be provided with a detailed maintenance plan.

7.15 Service satisfaction:

Satisfaction is evaluated according to the weighted sum of 70% of the satisfaction value of the clinical use department and 30% of that of the equipment department;

7.15.1 Punishment measures:

7.15.1.1 In the evaluation of each piece of equipment to be guaranteed by its original manufacturer, Party B and the equipment management department shall jointly formulate a punishment plan for such manufacturer's service according to the original manufacturer's warranty contract. However, Party B is obliged to urge the maintenance progress of the original manufacturer at the moment. The equipment management department shall record the degree of cooperation in the satisfaction evaluation.

7.15.1.2 For each piece of equipment not to be guaranteed by its original manufacturer, the evaluation is carried out based on two levels of parts replacement service and technical service, either of which accounts for 50% of the service fee excluding the original manufacturer's maintenance fee.

7.15.1.2.1 Where the parts replacement service does not meet the requirements of Bidding Document, the punishment shall be twice the purchase price of such parts.

7.15.1.2.2 Technical service shall be evaluated by the head nurse of the department and the equipment management department, and the punishment measures are as follows:

In case of 85% ≤ satisfaction ＜ 90%, deduct 10% of the service fee excluding the original manufacturer's maintenance fee and parts repair fee in the current quarter; in case of 75% ≤ satisfaction ＜ 85%, deduct 20% of the service fee excluding the original manufacturer's maintenance fee and parts repair fee in the current quarter; in case of 65% ≤ satisfaction ＜ 75%, deduct 30% of the service fee excluding the original manufacturer's maintenance fee and parts repair fee in the current quarter; in case of satisfaction ＜ 65%, deduct all of the service fee excluding the original manufacturer's maintenance fee and parts repair fee in the current quarter, and at the same time Party A has the right to unilaterally terminate the contract.

7.15.2 The specific evaluation contents shall be formulated by the hospital and Party B according to the actual situation.

7.16 Equipment safety: safety shall be regarded as the top priority. Any possible use safety problems involving medical staff and patients in the service process must be reported to the equipment management department in writing and by telephone within 24 hours.

7.17 Quality control management:

Provide quality control testing instruments, establish the quality control system of emergency life support equipment and high-danger equipment (at least including monitor, defibrillator, ventilator, anesthesia machine, electrotome, infusion pump and syringe pump), and complete quality control testing as planned

7.17.1 Keep complete paper and informationized maintenance spare parts records;

7.17.2 Keep complete paper and informationized maintenance records;

7.17.3 Provide professional quality control, and conduct testing of relevant parameters in a planned way.

8. Establish the special person responsibility system for maintenance and management of large-scale medical equipment

Party B shall specially assign two professional engineers to be responsible for large-scale equipment.

8.1 Job responsibilities and maintenance

(1) Assist in the installation, testing and acceptance of newly purchased equipment.

(2) Carry out fault maintenance.

(3) Formulate and implement regular maintenance plans.

(4) Analyze the reasons for abnormal response and failure in equipment use.

(5) Apply, supervise and accept entrusted external repairs.

(6) Clean and maintain the equipment.

(7) Establish various equipment files.

(8) Make suggestions on restoration or scrapping of idle equipment.

(9) The equipment maintenance personnel shall accompany measurement and testing, equipment maintenance point or follow-up personnel to carry out equipment maintenance and parameter correction regularly, and fill in the Level III Maintenance Records of Equipment.

8.2 Equipment maintenance management

8.2.1 The equipment maintenance personnel shall timely and carefully do the following jobs for equipment: equipment unpacking and acceptance registration, photographing and recording, equipment claim registration, warranty period registration, summary of equipment conditions before the expiration of the warranty period, equipment maintenance registration, source records of key spare parts and equipment cleaning and sterilization methods.

8.2.2 In case of particularly complex faults or difficulties in purchasing spare parts during maintenance, the equipment maintenance personnel shall timely notify the equipment use department in order to take emergency measures in time.

8.2.3 In case any problem is difficult to judge or cannot be solved for a time during maintenance, Party B's equipment maintenance personnel will report it to the equipment department and cooperate with the manufacturer for maintenance in time.

8.2.4 The equipment maintenance personnel will also report the medical equipment with high repair rate to the equipment department in time.

8.2.5 Equipment file archives shall be kept by the maintenance personnel. The instrument maintenance personnel shall regularly sort out and inspect equipment file archives to ensure the integrity of the equipment.

8.2.6 Maintenance circuit diagrams shall be managed in a centralized manner.

8.2.7 The maintenance personnel shall often communicate with equipment users on operation and maintenance and actively listen to their feedback on the equipment used, so as to judge the using status of the equipment.

8.3 Implementation and supervision of repair and maintenance

8.3.1 Party B shall be responsible for formulating focuses and procedures of maintenance work for various types of equipment and adjusting equipment PM cycles according to equipment repairs.

8.3.2 The instrument maintenance personnel shall conduct in-depth checks of the operations of the equipment in each department every month. Carefully fill in the Inspection Record and submit it to the person in charge of the department using the equipment for signature. Quarterly supervise and inspect the equipment of each department, summarize the equipment status, and focus on finding out the loopholes in the repair and maintenance work and correcting them.

8.3.3 The instrument maintenance personnel shall irregularly inspect all large-scale medical equipment and fully listen to the opinions and suggestions of the departments using the equipment.

8.3.4 At the end of the repair and maintenance work, the instrument maintenance personnel shall fill in the Instrument Maintenance Registration Form specifying the work process and conclusion, and submit it to the person in charge of the department using the equipment for signature confirmation.

8.3.5 The timeliness of equipment maintenance, work inspection records and integrity of relevant forms and files are taken as the standards for assessment of maintenance personnel's work, and are directly linked to the service fee payable to the underwriting company.

9. The monitoring of clinical use safety of medical equipment and instruments shall be subject to the special person responsibility system

9.1 Implement laws, regulations and rules related to the quality management of medical devices, and provide education and training on quality awareness and work. Implement the quality management system strictly.

9.2 Assist the person in charge of each department in daily management of medical equipment and materials in the department, and know the quantity and operation status of all types of medical equipment for treatment, diagnosis and first aid in the department.

9.3 Assist the person in charge of each department in pre-job training and retraining for the operators of all types of medical equipment in the department, and organize the operators for regular assessment according to the regulations.

9.4 For newly installed medical equipment in each department, organize pre-job training for operators, and formulate operation specifications and processes for medical equipment.

9.5 Inform all emergency management plans of the hospital, and cooperate with relevant functional departments in respectively organizing their personnel to participate in regular emergency drills.

9.6 Monitor and report the clinical use safety of medical equipment of life support, first aid, implantation, radiation and sterilization types, and large-scale medical equipment in each department.

9.7 Monitor and manage the clinical use safety of measuring instruments in the department.

9.8 Carry out emergency allocation management for medical equipment used for first aid and life support systems in the department.

9.9 Organize the implementation and supervision of all rectification notices related to the department proposed by the Management Committee of Clinical Use Safety of Medical Equipment of the hospital.

10. Cooperate with clinical use departments of medical equipment and instruments

10.1 Daily equipment management:

10.1.1 The list of medical equipment in each department shall be respectively established in the asset management system.

10.10.2 The management of medical equipment shall be carried out by specially-assigned personnel. Such personnel shall be responsible for the daily maintenance of and the self-inspection of potential safety hazards of the equipment.

10.3 Each instrument or device shall be hung with a status card specifying corresponding standard operating procedures (SOP) and precautions.

10.1.4 Management of equipment status cards

(1) Each piece of equipment must be attached with an equipment status card. Confirm and maintain the equipment status stated in the equipment status card at ordinary times.

(2) The equipment shall be numbered uniformly. Arrange regular serial numbers for the same types of equipment, so that the using site of corresponding equipment can be found through these serial numbers at any time.

10.1.5 Establish maintenance records and use record books for equipment with a unit price of above 50,000 yuan. Among them, use records shall be registered every day, and maintenance records shall be recorded at any time. Carry out maintenance once a month and register it in the medical equipment maintenance record book.

10.1.6 Management of first aid and life support equipment:

(1) For first aid and life support equipment, including monitors, ventilators, defibrillators and so on, each department shall have a detailed equipment list. Equipment users shall test the intactness of the equipment. When testing, they must start the equipment to ensure its intactness of the equipment, and make records in the record book.

(2) The keepers of first aid and life support equipment shall use special detectors to test all equipment included in the equipment list every three months and make detailed records, and shall find problems and solve them in time.

10.2 Training and evaluation management

10.2.1 For newly installed medical equipment and new post holders in each department, organize pre-job training for operators, and formulate operation specifications and processes for medical equipment.

10.2.2 Assist each department to provide regular training for users. Each department shall formulate training plans and contents according to its actual situation. The training contents mainly include standard operating procedures and precautions for the equipment, and learning notes are available.

10.2.3 Assist the person in charge of each department using the equipment in organizing retraining and assessment on medical equipment operations for the operators in the department regularly (at least once a quarter), and carefully fill in corresponding records.

10.3 Clinical use safety management

For adverse events and safety incidents of medical devices, in line with the principle of reporting on suspect, carefully fill in the Report of Suspicious Adverse Events of Medical Devices, submit it in time and keep the original records for future reference.

11. Informationized equipment management system

11.1 Realization of functions and main technical parameters of the system

Module	Realization of Specific Functions
Basic Settings	1. Adopt BS and CS software architecture, and support clinical web page access.
2. Classification and code maintenance of medical devices: the system automatically defaults to initialized standard classification and codes of medical devices, which fully conform to the latest Standard Classification of Medical Devices (including 68 classification codes) promulgated by the Ministry of Health.
3. Warehouse and department settings: the basic information of warehouses and departments, as well as their corresponding relationships, can be flexibly set according to the actual situation of the hospital.
4. Basic data import: the existing department information, equipment data and user information of the hospital can be imported into the software system through Excel to avoid repeated entry and reduce the workload of the system administrator.
5. Work permission setting: in the maintenance of account login information and permissions for relevant staff of the operating system, the role permission group setting is supported, and the function permissions under the role permission group can be directly copied for a new account.
6. Equipment application approval process setting: the approval process of purchase, maintenance, retirement, transfer or external invocation of the equipment can be completely customized according to the situation of the hospital.
7. Basic file management of medical equipment: the system automatically defaults to initialized codes, names and some special representations of common medical equipment in the hospital, as well as measuring instrument types, cycles, quality control marks, first-aid equipment marks, special equipment marks, whether they belong to fixed assets, etc.
8. Electronic signature setting: the system saves users' personal signatures in the form of picture, including BMP, JPEG and other formats, so as to refer such signatures to the reports printed for approval and other operations.
9. Basic information maintenance: the system maintains the basic information of brand, place of origin, country and bidding.
10. Operation log records: the key operations (including operation type, operator, operation time, operating IP and other key information) in the system can be recorded.
Equipment Procurement Management	1. Supplier management and agreement (or contract) management: such contents as supplier classification, subject matter of contract and so on can be classified and recorded.
2. Purchase acceptance: purchase acceptance certificate, acceptance by department or warehouse is supported, and purchase acceptance related information can be automatically generated. During acceptance, the random acceptance related data can be recorded, and the acceptance certificate can be automatically generated and printed.
3. Department receiving: after the purchased equipment enters the warehouse, the system cooperates with the recipient to transfer out the equipment to the department, and may automatically print the receiving form.

Medical Equipment Asset Management	1. Addition of equipment assets: the system can add assets directly to each department, which is applied to medical equipment not needing purchase acceptance. It can directly select the basic equipment codes and names, automatically generate the unique barcodes of the equipment according to the standard codes of medical devices (including 68 codes) and the basic attributes of the equipment, so as to generate the fixed assets cards; it can record the accessories of large-scale equipment, upload technical documents and operation manuals, support uploading and display of equipment pictures, and support the user-defined copying function for a large number of devices to achieve rapid batch entry.
2. Asset barcodes and cards: one-dimensional and two-dimensional bar code labels can be automatically generated, and their contents and formats can be customized. The barcodes are generated from asset codes, and can be generated according to the rules required by the hospital. Combined with barcode printing machines, these barcodes can be automatically transferred into asset cards for the asset management office of the hospital to reflect the basic information of assets.
3. Electronic account management of fixed assets: used for query of all information of fixed assets, including purchase application data, technical data, basic data, pictures, repair data, maintenance records, transfer records, contract records, parts records, scrapping records, etc., and realization of synchronous connection between medical equipment files and asset cards, and supporting the export of Excel electronic forms.
4. Asset transfer management: used for the process of equipment transfer from the original department to a new department. The operation is to apply for transfer first, and then the system can automatically generate a transfer application form. After approval, the equipment can be transferred to the new department.
5. Asset scrapping management: used for the process of asset scrapping in the hospital. After the equipment reaches its service life or has irreparable faults, the using department or relevant management personnel may apply for scrapping. The scrapping application form can be automatically generated and printed, and multi-level approval is supported. After approval, the asset scrapping disposal form can be generated in batch, and then these scrapped assets automatically disappear from the asset list of the department.
6. Asset outward transfer management: used for the process of outward transfer of assets in the hospital. At first, an outward transfer application can be filed, recording the information related to outward transfer. After approval, the outward transfer form can be downloaded, and then the assets automatically disappear from the asset list of the department.
7. Asset inventory management: used for asset inventory based on departments and equipment types in the hospital and assistance with the hospital in doing inventory summary.
8. Integrated asset query: used for query of assets by different key words and query of all fixed assets in the hospital by department, equipment type, equipment name (fuzzy search), amount range, purchase source, usage status, etc., and supporting the import of Excel forms.
9. Asset distribution query: used for query of distribution of the equipment in the hospital by equipment amount, equipment variety and single item, and supporting the import of Excel forms.
10. Emergency equipment management: sharing platform management function. Through the sharing platform, clinical departments can consult relevant equipment of the hospital and call idle equipment of other departments at any time, so as to achieve resource sharing by borrowing and keep borrowing records.

Equipment maintenance management	1. Formulation of equipment PM plan: regular (monthly or quarterly) daily maintenance plans can be formulated for the equipment needing maintenance set by the hospital, including equipment with a unit price of more than 10,000 yuan or emergency equipment. It is possible to set the maintenance level (such as level I, level II or level III maintenance) according to the technical performance of the equipment and prepare maintenance contents and standardized operation records.
2. It has the function of reminder of maintenance on maturity with a voice. It can automatically call up maintenance reminders for the past 1 month or 7 days to remind for the jobs within 7 days.
3. Maintenance inspection: dealing with equipment abnormalities during maintenance, transferring the equipment for repairs, scrapping and adverse events, and supporting the export of Excel forms.
4. Maintenance data statistics: generating workload statistics reports and maintenance expense statistics tables for implemented maintenance plans.

Equipment maintenance management	1. Maintenance of common problems with medical equipment: the maintenance personnel can establish descriptions of common faults with medical equipment according to the classification of medical equipment. A clinical department selects the equipment, and then the system automatically loads the fault problem set corresponding to the class of the equipment, which facilitates a clinical department to select when initiating maintenance and avoids the workload of manually entering the fault descriptions.
2. Department's repair application: each department can initiate an application for repair through the software system or WeChat. It is required to add repair application records according to the detailed equipment list of the department. The application for equipment repair may be ledgered or not, and can be automatically reflected to the work platform of the repair engineer to get response, and the repair order can be printed.
3. Department equipment repair progress query: each department can query the status of the equipment requested for repair, and can query and monitor the repair progress of such equipment according to the repair order number, which effectively reduces the losses caused by maintenance shelving to the hospital. It is possible to provide the function of satisfaction survey and suggestion and print detailed repair reports and classified statistics reports
4. Repair approval: it has the budget or quotation approval module, which generates budget approval tables from the quotations of the equipment and their repair manufacturers. After approval by leaders, repairs can be started. Multi-level approval is supported.
5. Equipment maintenance record management: it keeps detailed records on special equipment and first aid and life support equipment repaired according to different types and departments. Each maintenance is recorded with detailed process steps and relevant information during equipment maintenance, including maintenance personnel, maintenance hours, total cost, whether relevant parts have been replaced, etc., and each maintenance record can be automatically classified into the records of corresponding equipment.
6. Maintenance acceptance management: the repaired equipment shall be submitted to corresponding departments for acceptance. During the acceptance, the conditions of maintenance of the equipment shall be reflected, including cost, maintenance engineer, fault status, feedback and acceptance evaluation.
7. Equipment parts management: it can associate parts with equipment to facilitate query management, and can also carry out in-and-out-of-storage management of each equipment part. It has in-and-out-of-storage approval process and inventory query function.
8. Engineer's workload statistics: the system can make statistics and analysis of the engineer's maintenance workload, and can support graphic display and comparison.
9. Statistics and analysis of maintenance cost: the system can calculate and analyze the total maintenance cost of each department or each piece of equipment in the hospital according to user-defined conditions, and can display and compare data synchronization graphs.
10. Statistics and analysis of equipment failure rate: the system can analyze and make statistics of the equipment failure rate according to different departments, specially explain and handle the equipment with high failure rate and record adverse events. It has the function of analysis of single equipment failure rate ranking, which can automatically analyze the basic information of equipment with highest failure rates within a specified period of time.
11. Maintenance cost comparison chart: the system can make statistics of the total maintenance cost of each department by date and generate a column comparison chart to provide data support for equipment evaluation and procurement of the hospital.
12. Reminder of repair work: the repair progress management reminder platform can display by classification according to the repair processing status, such as being requested for repair, being repaired (in hospital or out of hospital), and repaired and to be accepted, and can also display by listing according to repair on the current day and repair in the following 7 days, and each reminder is given with a voice.
13. LED screen display of the equipment to be repaired: the system can support LED external screen display.
14. It supports repair engineer dispatch, multiple repair processes, and multiple engineers and assistant engineers in the repair process, and also supports reports of comparative analysis of fault time series, repair reports, and year-on-year maintenance cost reports.

Cooperate with Equipment Benefit Analysis and Provide Basic Data	1. Filing of single equipment needing benefit analysis: the equipment needing benefit analysis can be set, which is automatically reflected in the filing of equipment needing benefit analysis.
2. Import of single equipment data in Excel format: the staff can import data into the system at one time after entering data in batch into Excel according to the format of benefit analysis data report.
3. Generation or entry of single equipment data: the revenue and expenditure data of single equipment can be automatically generated or manually entered to form a complete benefit analysis data report.
4. It is possible to carry out benefit analysis by department and equipment, provide display of statistical charts of benefit analysis data of equipment by revenue and expenditure and query by equipment amount, department or equipment name.
5. Provide comparative analysis of monthly and quarterly benefits of equipment, and reflect consolidated statements by month, quarter and year.
6. Benefit analysis and evaluation table: the system automatically calculates the payback periods of large-scale equipment according to the revenue data of such equipment.
7. Interface with a third-party system: The existing HIS system of the hospital is connected to realize automatic summary of data. The data of expenditure costs of depreciation, labor, repair and maintenance, water and electricity, etc. can be automatically extracted from the system, and the rest can be set with fixed default values.
Equipment measurement management	1. Measuring equipment file management: the system can provide settings of classification of measuring instruments, including discipline classification, management requirement classification, etc., and can identify the equipment requiring mandatory inspection and set the mandatory inspection cycles.
2. Mandatory inspection records of measuring instruments: after the mandatory inspection, the system can generate detailed records on the inspection process, including inspection department, cost, qualification mark, etc., and can support multiple pieces of measurement information for each type of equipment (the measurement is base on equipment parts).
3. Measuring equipment file management: the system can classify and manage the equipment according to the relevant measurement standards issued by the Measurement Supervision Bureau. After the measuring equipment is warehoused, it is automatically generated and judged. Various departments and types of measuring equipment can be consulted.
4. Measurement record query: the records of verified equipment can be queried according to various conditions.
5. Reporting of adverse events: the system can record adverse events of medical devices according to the standards of the Ministry of Health, generate adverse event reports according to relevant formats and report them to relevant leaders.

License Management	1. Supplier license records: provide the supplier's directory of supply, including registration certificate of product, validity periods of manufacturer's certificates, and supplier's certificate information.
2. Reminder and replacement of certificates and licenses: the system can remind of all kinds of certificates and licenses about to expire, and then notifies the supplier to replace these certificates. If the certificates for new products cannot be provided and the supply must continue, the reasons can be explained by notes.
3. Maintenance and management of supplier basic data: the system can record supplier related data (including code, name, region, contact person, contact number, etc.) in detail, manage suppliers by classification, record and manage various types of certificates and licenses of suppliers, including Letter of Authorization and automatically remind their timeliness.
4. Supplier supply relationship management: the management of equipment and supplier relationships realizes the association and matching between suppliers and equipment.
5. Contract management: the system can store contract-related information. It records the information of subject matter of contract, including product supplied, equipment name, brand, price and date, upload attachments or scanned copies of contracts, and provides relevant reminders for expired contracts.
Management of Adverse Events	Reporting of adverse events for equipment and consumables: the system provides safety monitoring and adverse event handling and reporting functions. It can record adverse events of medical devices according to the standards of the Ministry of Health, generate adverse event reports according to relevant formats, conduct retrospective analysis, form records for adverse events and realize reporting in the light of the requirements of the hospital.

12. Non-medical Equipment

12.1 Quality control and measurement management

12.1.1 Cooperate with the measurement and testing departments designated by the government in measurement and testing, and all directories of equipment required to be tested by the government must participate in measurement and testing.

12.1.2 Paste relevant files and certificates of measurement and testing to corresponding equipment.

12.1.3 Manage the oxygen supply center, and repair, maintain and watch the oxygen supply system and pipelines regularly.

12.1.4 Repair and maintain oxygen outlets of all departments in the hospital.

12.1.5 Maintain calling systems and negative pressure systems of the hospital.

12.1.6 Repair and maintain laminar flow systems in the hospital, regularly clean and replace filter screens according to national regulations, and cooperate in the corresponding testing.

12.1.7 Carry out quality control of equipment and keep relevant record files.

13. Staffing:

13.1 Party B shall allocate engineers in Fujian Province to facilitate dispatch in case of emergency. Engineers shall have the relevant educational background or participate in manufacturers' technical training to obtain maintenance qualifications. When bidding, they must provide the social security certificates and the training certificates of original manufacturers or the professional training certificates of other third parties such as Society of Medical Engineering. Engineers residing in Party A must include those with qualification certificates for special equipment corresponding to Party A.

13.2 Arrange 15 maintenance technicians residing on site for a long term (including 3-5 certified engineers), and conduct relatively regular group or department responsibility management for them. When bidding, Party B shall provide the materials proving Party B's payment of social insurance for the above dispatched maintenance technicians residing on site for 6 consecutive months before the bid deadline (excluding the month to which the bid deadline belongs), and such materials shall be sealed by the tax authority or the social security department (originals for future reference).

13.3 Party B shall pay all wages and benefits of its employees on its own; in case of any work-related injury, disease or even death, Party B shall be fully responsible for all responsibilities and expenses; Party B shall strictly abide by relevant national laws, regulations and industry standards.

13.4 The labor contracts for resident service personnel shall be implemented in strict accordance with the Labor Law of the People's Republic of China.

13.5 Party B shall purchase public liability insurance and employee accident insurance for resident employees. All accidents suffered by Party B's employees in the service process shall be borne by Party B.

14. Standby machines:

14.1 Party B shall make available some removable equipment (including moving C arm, mobile DR, color Doppler ultrasound, ventilator, anesthesia machine, monitor, defibrillator, portable color Doppler ultrasound, blue light, etc.), and all of these standby machines must have legal sources, complete data, good performance and clear identifications. When bidding, Party B shall provide copies of formal invoices, product serial numbers, specifications and models, and all equipment must be purchased by Party B. If any information is found to be untrue, Party B's bid shall be deemed invalid; in case of emergency, the above standby machines must be able to be quickly transferred to the hospital, and the response time shall be less than 4 hours;

14.2 The standby machines provided shall be equivalent to the equipment to be repaired in the hospital;

15. Quality Control Testing Equipment

15.1 Party B shall provide life support quality control testing equipment (including vital signs simulator, infusion equipment analyzer, airflow analyzer, defibrillation and pacemaking analyzer, high-frequency electrotome analyzer, hemodialysis quality control equipment, etc.), all of which must have legal sources, complete data, good performance and clear identifications. When bidding, Party B shall provide copies of formal invoices, product serial numbers, specifications and models, and all equipment must be purchased by Party B. If any information is found to be untrue, Party B's bid shall be deemed invalid; quality control test on life support equipment shall be conducted regularly.

15.2 Any quality control testing equipment must be sent to National Institute of Metrology (NIM) for verification and calibration according to the requirements of measurement laws and regulations every year, and must also obtain the calibration certificate or test report of National Institute of Metrology to ensure that the quality control testing equipment is in good condition. Meanwhile, a copy shall be submitted as quality control file.

15.3 Carry out quality control inspections regularly and provide analysis reports.

16. The repair and maintenance of large-scale imaging equipment (including CT, MR, DSA, ECT, C arm machine, mobile DR, etc.) can only be served by their original manufacturers or other third-party companies authorized by their original manufacturers. All parts must be provided by their original manufacturers or other third-party companies authorized by their original manufacturers. The main parts of other medical equipment must come from their original manufacturers. Other parts shall comply with the quality requirements made by their original manufacturers, and can be traceable.

15. Other Arrangements

15.1 The contract documents shall have equal legal effect as this contract.

15.2 Matters not covered in this contract may be supplemented by both parties separately.

15.3 This contract shall take into effect upon its signing.

15.4 The printed text of this contract is made in octuplicate. The electronic text of this contract is automatically filed through the public information system on the government procurement website. The printed text of this contract shall be consistent with the filed electronic test, the latter of which shall prevail and both of which shall have equal effect.

15.5 Others: Party B shall cooperate with Party A in various inspections and reviews and provide necessary printed and electronic materials.

Party A:	Fuzhou Second Hospital	Party B:	Fuzhou Yukai Trading Co., Ltd.
Domicile:	No. 47, Shangteng Road, Cangshan District, Fuzhou	Domicile:	Room 909-911, Xinya Building, No. 121, Dongjie Sub-district, Gulou District, Fuzhou
Principal:	Lin Fengfei	Principal:	Zheng Weiping
Entrusted Agent:	[signature]	Entrusted Agent:	Ye Baitao [signature]
Contact information:		Contact information:
Bank of Deposit:		Bank of Deposit:	Business Department of Head Office of Industrial Bank
Account No.:		Account No.:

Signed at Fuzhou Second Hospital

Signed on May 13, 2021

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